Rule 424(b)(2)
File No. 333-33814

Pricing Supplement #80 dated July 22nd, 2004
to the Prospectus Dated April 12, 2000
and Prospectus Supplement Dated October 21, 2003


Marshall & Ilsley Corporation
MiNotes SM

Due from 9 Months to 30 Years


Trade Date:	July 19, 2004
Issue Price:	100%


Original Issue Date:	July 22, 2004
Principal Amount:	$415,000.00


Maturity Date:	January 15, 2010




Interest Rate: 4.100%


Interest Payment Dates: 08/15/04 & Monthly thereafter


Purchasing Agent acting as Principal: Merrill Lynch & Co.


Purchasing Agent Commission: 1.00%


Proceeds Before expenses: 99.00% ($410,850.00)


Survivor's Option: Yes


Redemption or Repayment: At Maturity

Redemption/Repayment Terms: Not Applicable




Minimum Denomination: $1,000 minimum investment with increments of $1,000

CUSIP No.: 57183MDM9


Original Issue Discount: No

Notes:
All trades settle without accrued interest and clear SDFS: DTC Book-Entry only Merrill Lynch DTC Participant Number: 161